Exhibit 23.02
CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 1999 Stock Incentive Plan of Homestore, Inc. of our reports dated March 8, 2006, with respect to the consolidated financial statements and financial statement schedule of Homestore, Inc., Homestore, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Homestore, Inc., included in its Annual Report on Form 10-K for the year ended December 31, 2005 filed with the Securities and Exchange Commission.
/s/ ERNST & YOUNG LLP
Los Angeles, California
March 8, 2006